Exhibit (11)(b)

November 18, 2013

BlackRock Corporate High Yield Fund VI, Inc.
55 East 52nd Street
New York, New York 10055

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Corporate High Yield Fund VI, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-14 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to the registration of 110,000,000 shares (the “Shares”) of common stock, par value $0.10 per share, of the Company to be issued pursuant to (1) an Agreement and Plan of Reorganization between the Company and The BlackRock High Yield Trust, (2) an Agreement and Plan of Reorganization between the Company and BlackRock Corporate High Yield Fund, Inc., (3) an Agreement and Plan of Reorganization between the Company and BlackRock Corporate High Yield Fund III, Inc., (4) an Agreement and Plan of Reorganization between the Company, BlackRock High Incomes Shares and a new direct, wholly-owned subsidiary of the Company and (5) an Agreement and Plan of Reorganization between the Company and BlackRock Corporate High Yield Fund V, Inc.

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the Shares, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal